CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Amendment No.1 to the Registration Statement No. 333-42308 on Form S-3, and related prospectus of PMC-Sierra, Inc. for the registration of up to 1,214,934 shares of its common stock and to the incorporation by reference therein of our report dated January 17, 2000 on the consolidated financial statements and schedule of PMC-Sierra, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 26, 1999 and of our report dated January 17, 2000 (July 11, 2000 as to Notes 2 and 4) on the consolidated financial statements of PMC-Sierra, Inc. for the years ended December 31, 1999, 1998 and 1997 included in the Amendment No.1 to Registration Statement No. 333-41878 of PMC-Sierra, Inc. on Form S-4.

/s/DELOITTE & TOUCHE LLP

Vancouver, British Columbia, Canada
August 22, 2000